Exhibit 99.1

Contact:	Scott J. Bowman
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS SECOND QUARTER FISCAL 2019 RESULTS
●	Comparable Sales Increase 4.1% in Second Quarter
●	E-Commerce Sales Accelerate to 8.0% of Total Sales
●	Gross Margin Improves 248 Basis Points from Prior Year
●	Second Quarter Loss Narrows to $0.06 Per Share
●	Updates Fiscal 2019 Outlook

BIRMINGHAM, Ala. (August 24, 2018) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), an athletic specialty retailer, today provided the following business updates:

Second Quarter Results
Net sales for the 13-week period ended August 4, 2018, increased 12.3% to $211.1 million compared with $188.0 million for the 13-week period ended July 29, 2017.  Comparable sales increased 4.1%.  E‑Commerce sales represented 8.0% of total sales for the second quarter.  The year over year increase in net sales also includes an increase of approximately $16.9 million due to the week shift resulting from the 53rd week last year.

Gross margin was 31.4% of net sales for the 13-week period ended August 4, 2018, compared with 28.9% for the 13-week period ended July 29, 2017.  The increase was mainly due to fewer clearance markdowns and leverage of logistics and store occupancy expenses associated with higher net sales.

Store operating, selling and administrative expenses were 29.4% of net sales for the 13-week period ended August 4, 2018, compared with 28.5% of net sales for the 13-week period ended July 29, 2017.  The increase was due to marketing and omni-channel investments, as well as increased employee benefit costs.  Marketing investments were made to drive customer acquisition, increase brand awareness, and improve in-store and online traffic.  Omni-channel investments included costs to accelerate the development of Buy Online, Pick up in Store and Reserve in Store in an effort to launch prior to the holiday season.  The increase in employee benefit costs was mainly due to health care costs.

Net loss for the 13-week period ended August 4, 2018, was $1.2 million compared with net loss of $3.2 million for the 13-week period ended July 29, 2017.  Loss per share was $0.06 for the 13-week period ended August 4, 2018, compared with loss per share of $0.15 for the 13-week period ended July 29, 2017.

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Jeff Rosenthal, President and Chief Executive Officer, stated, "We continue to make investments for the long-term success of the business, and we are starting to see the benefits from these investments in our operations.  Although we experienced continued softness in our licensed, equipment, and accessories business in the quarter, we see good momentum in branded apparel and footwear, and are very encouraged by the acceleration of our e-Commerce business.  Additionally, our gross margin rate continues to show significant improvement with cleaner inventory and more full-priced selling.  Looking forward, we expect continued improvement in our assortments as we approach the holiday season, and we expect further benefit from our omni-channel initiatives with the rollout of Buy Online, Pick up in Store and Reserve in Store."

For the quarter, Hibbett opened six new stores, expanded, relocated or remodeled three stores and closed 15 underperforming stores, bringing the store base to 1,059 in 35 states as of August 4, 2018.

Fiscal Year to Date Results
Net sales for the 26-week period ended August 4, 2018, increased 4.8% to $485.8 million compared with $463.6 million for the 26-week period ended July 29, 2017.  Comparable sales increased 1.7%.

Gross margin was 33.6% of net sales for the 26-week period ended August 4, 2018, compared with 32.9% for the 26-week period ended July 29, 2017.

Store operating, selling and administrative expenses were 25.5% of net sales for the 26-week period ended August 4, 2018, compared with 24.1% of net sales for the 26-week period ended July 29, 2017.

Net income for the 26-week period ended August 4, 2018, was $20.3 million compared with $17.7 million for the 26-week period ended July 29, 2017.  Earnings per diluted share was $1.06 for the 26‑week period ended August 4, 2018, compared with $0.84 for the 26-week period ended July 29, 2017.

Liquidity and Stock Repurchases
Hibbett ended the second quarter of Fiscal 2019 with $119.6 million of available cash and cash equivalents on the consolidated balance sheet, no bank debt outstanding and full availability under its $60.0 million unsecured credit facilities.

During the second quarter, the Company repurchased 336,302 shares of common stock for a total expenditure of $8.0 million.  Approximately $195.7 million of the total authorization remained for future stock repurchases as of August 4, 2018.

Fiscal 2019 Outlook
The Company is updating its guidance for Fiscal 2019 with the following changes:
•	Earnings per diluted share in the range of $1.57 to $1.75, which compares with previous guidance of $1.65 to $1.95.
•	Comparable sales in the range of -1.0% to 1.0%, which compares with previous guidance in the range of -1.0% to 2.0%.
•	SG&A expense increase of 7.0% to 9.0%, which compares with previous guidance in the range of 6.0% to 8.0%.
•	Capital expenditures of approximately $18.0 million to $22.0 million, which compares with previous guidance in the range of $20.0 million to $25.0 million.

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Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, August 24, 2018, to discuss second quarter Fiscal 2019 results.  The number to call for the live interactive teleconference is (212) 231-2913.  A replay of the conference call will be available until August 31, 2018, by dialing (402) 977-9140 and entering the passcode, 21892268.

The Company will also provide an online Web simulcast and rebroadcast of its second quarter Fiscal 2019 conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations on August 24, 2018, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and be available for replay for 30 days.

Hibbett Sports, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with more than 1,000 stores, primarily located in small and mid-sized communities across the country.  Founded in 1945, Hibbett stores have a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Under Armour and Adidas.  Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com.  Follow us @HibbettSports.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding earnings per diluted share, comparable sales, SG&A expenses and capital expenditures and expectations around improvement in our assortments and our Buy Online, Pick up in Store and Reserve in Store capabilities.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 30, 2018, and in our Quarterly Report on Form 10-Q filed on June 13, 2018. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net sales	$211,123	$187,958	$485,830	$463,646
Cost of goods sold	144,772	133,550	322,706	311,020
Gross margin	66,351	54,408	163,124	152,626
Store operating, selling and administrative expenses	61,965	53,556	123,869	111,893
Depreciation and amortization	6,271	6,014	12,519	11,726
Operating (loss) income	(1,885)	(5,162)	26,736	29,007
Interest (income) expense, net	(167)	56	(111)	124
(Loss) income before provision for income taxes	(1,718)	(5,218)	26,847	28,883
(Benefit) provision for income taxes	(496)	(2,042)	6,560	11,150
Net (loss) income	$(1,222)	$(3,176)	$20,287	$17,733

Basic (loss) earnings per share	$(0.06)	$(0.15)	$1.07	$0.84
Diluted (loss) earnings per share	$(0.06)	$(0.15)	$1.06	$0.84

Weighted average shares outstanding:
Basic	18,823	20,781	18,896	21,049
Diluted	18,823	20,781	19,079	21,124

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	August 4, 2018	February 3, 2018
Assets
Cash and cash equivalents	$119,591	$73,544
Inventories, net	248,135	253,201
Other current assets	21,013	20,029
Total current assets	388,739	346,774
Property and equipment, net	104,420	109,698
Other assets	4,820	5,374
Total assets	$497,979	$461,846

Liabilities and Stockholders' Investment
Accounts payable	$112,759	$93,435
Short-term capital leases	643	663
Accrued expenses	25,890	21,469
Total current liabilities	139,292	115,567
Non-current liabilities	25,136	26,683
Stockholders' investment	333,551	319,596
Total liabilities and stockholders' investment	$497,979	$461,846

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	August 4, 2018		July 29, 2017		August 4, 2018		July 29, 2017
Sales Information
Net sales increase (decrease)	12.3%		-9.2%		4.8%		-5.2%
Comparable sales increase (decrease)	4.1	%(1)	-11.7	%(2)	1.7	%(1)	-7.7	%(2)

Store Count Information
Beginning of period	1,068		1,082		1,079		1,078
New stores opened	6		6		13		19
Stores closed	(15)		(8)		(33)		(17)
End of period	1,059		1,080		1,059		1,080

Stores expanded, remodeled or relocated	3		5		8		10
Estimated square footage at end of period (in thousands)	6,048		6,147

Balance Sheet Information
Average inventory per store	$234,311		$255,954

Share Repurchase Program
Shares	336,302		282,609		376,601		1,030,743
Cost (in thousands)	$7,978		$6,913		$8,848		$29,251

1) Represents the increase in comparable sales from the 13 weeks and 26 weeks ended August 5, 2017, to the 13 weeks and 26 weeks ended August 4, 2018.
2) As originally reported for the second quarter ended July 29, 2017. The comparable sales decrease was 11.0% and 7.5% for the 13 weeks and 26 weeks, respectively, adjusted for the week shift due to the 53rd week in Fiscal 2018.

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HIBBETT SPORTS, INC. AND SUBSIDIARIES
Fiscal 2018 Comparable Sales and Net Sales
As Originally Reported and Adjusted for Week Shift (a)
(Unaudited)

	Fiscal 2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Comparable sales (originally reported)	-4.9%	-11.7%	-1.3%	1.6%	-3.8%
Comparable sales (adjusted for week shift)	-4.8%	-11.0%	0.3%	1.0%	-3.6%
Impact of week shift	0.1%	0.7%	1.6%	-0.6%	0.2%

	Fiscal 2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net sales (originally reported)	$275.7	$188.0	$237.8	$266.7	$968.2
Net sales (adjusted for one week)	$275.2	$206.0	$220.6	$265.8	$967.6
Impact of week shift	$(0.5)	$18.0	$(17.2)	$(0.9)	$(0.6)

(a) Due to the 53rd week in Fiscal 2018, each quarter in Fiscal 2019 starts one week later than the same quarter in Fiscal 2018.  The charts above present comparable sales and net sales for Fiscal 2018 as originally reported and as adjusted to represent the same 13-week period as the Fiscal 2019 quarters.

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